Exhibit 99.1

General Moly Provides Mt. Hope Project Update

LAKEWOOD, Colo.--(BUSINESS WIRE)--November 4, 2008--General Moly Inc. (AMEX: GMO) (TSX: GMO) provided an update to the Mt. Hope project’s financing, project development and permitting progress.

Bruce D. Hansen, Chief Executive Officer, said, “Despite the current difficult credit environment, we continue to be confident that the Mt. Hope project will be able to be financed. Given the project’s overall quality including high grades and low operating costs in addition to the project’s wide support from the steel industry, Mt. Hope continues to be on track to be fully permitted and financed in time for late-2010 startup.”

The Company ended the September quarter with a consolidated cash balance of $121 million. Based on the current development schedule, the current cash balance is anticipated to fund the Company through the first quarter of 2009 without new sources of capital. Credit Suisse and Barclays continue to progress on the ultimate bank project financing, which is anticipated to be finalized in conjunction with the receipt of final permits in the third quarter of 2009. The Company is also evaluating additional support from current strategic partners, the possibility of a sale of another minority interest in the Mt. Hope project, debt from private investment groups as well as the continued monitoring of the capital markets as potential sources of interim project financing needs. The Company also retains the flexibility, subject to agreement with POSCO, to adjust the development spending and defer the schedule, if it is believed that increased incremental funding becomes unavailable or uneconomic.

Permitting at Mt. Hope is progressing toward a third quarter 2009 Record of Decision. Applications for the State-issued Water Pollution Control and Air Quality permits were submitted in the third quarter of 2008 and the Company expects to receive these permits in the first half of 2009. On November 3, the Company submitted its 22nd and final baseline environmental study, related to pit lake geochemistry, to the Bureau of Land Management (BLM). Submittal of this report concludes the scientific baseline and impact analysis in the permitting process. The BLM and its contractor Enviroscientists are compiling the Draft EIS. The company is assisting in that effort to the extent allowed. The Company expects the Draft EIS to be published early in the first quarter of 2009. The project continues to receive broad local support.

As previously announced, the Company has purchased approximately 16,000 acre-feet of existing water rights in the Kobeh valley, adjacent to the Mt. Hope project. During the year, the Company’s extensive water exploration and evaluation program has identified and tested five water well locations that are anticipated to be capable of producing sufficient water to meet Mt. Hope’s production needs of approximately 6,500 gallons per minute (GPM). The transfer of the water rights to these locations and the change from agricultural use to mining and milling use is expected to be approved by the Nevada Division of Water Resources in the first quarter of 2009.

Additionally, in conjunction with the completion and finalization of its Basic Engineering update on the Mt. Hope project, the Company provided further operating cost detail related to lower energy price assumptions.

Total capital for the Mt. Hope project is anticipated to be $1,039 million, within the previously-announced range of $1,000 - $1,080 million, although declining energy prices may help lower energy-related items of the capital estimate including freight charges and pre-stripping costs.

Bruce D. Hansen, said, “We have worked through October with our Joint Venture partner POSCO to finalize the Basic Engineering update. However, commodity prices, especially related to energy, have fallen significantly since issuing the Company’s latest cost guidance. Therefore we are now seeing lower operating costs compared to the range stated in September. We have provided below a series of cost estimates under different energy price scenarios, which help underscore the Mt. Hope project’s position as a low-cost producer of molybdenum and as a world-class mining asset.”

The previously-announced direct operating cost per pound of molybdenum range of $5.30 - $5.80 per pound was based on approximately $120 per barrel oil-equivalent energy prices. Since issuing that cost range, the price of oil has fallen nearly 50%, which has impacted expected operating costs at Mt. Hope. At approximately $80 per barrel oil prices, direct operating costs at Mt. Hope are anticipated to be $5.23 per pound on average over the first five years. The table below provides direct operating cost and equity NPV sensitivities to a variety of oil price scenarios.

Direct Operating Cost Sensitivity
Oil Price ($/bl)	Direct Operating Cost ($/lb)[1]	Mt. Hope Equity NPV (billions)[2]	Mt. Hope NPV per GMO Share[2]	Internal Rate of Return (IRR)	Payback Period (years)
$120	$5.62	$1.56	$18.69	32.5%	2.24
$100	$5.43	$1.61	$19.26	33.0%	2.21
$80	$5.23	$1.65	$19.82	33.4%	2.19
$60	$5.03	$1.70	$20.36	33.8%	2.16
1. Average over the first five years of production. 2. NPV is after-tax and discounted at 8%. Diluted shares of 83.3M as of October 30, 2008. Calculated utilizing CPM price forecasts

Lower operating costs associated with lower energy prices also positively impact the Project’s Net Present Value (NPV). Assuming $80 per barrel oil-equivalent energy costs, the Company’s 80% equity NPV of the Mt. Hope project, discounted at 8% after-tax, is approximately $1.65 billion, or $19.82 per fully-diluted share. General Moly’s equity rate of return is estimated at 33.4% with a payback period of 2.2 years after initial production. Using the $80 per barrel operating costs and the royalties associated with the CPM price forecasts, the following table illustrates the NPV of the Company’s 80% equity interest Mt. Hope at a variety of discount rates.

After-Tax Discount Rate	Equity NPV of Mt. Hope	Equity NPV per Share
8%	$1.65 billion	$19.82
10%	$1.28 billion	$15.41
12%	$1.01 billion	$12.14

Lower operating costs associated with lower energy prices also positively impact the Mt. Hope project’s NPV using flat price assumptions. At $15 per pound flat, Mt. Hope has an Equity NPV of approximately $1 billion.

Mo Price	Equity NPV of Mt. Hope	Equity NPV per Share
$10	$139 million	$1.67
$15	$1.01 billion	$12.13
$20	$1.95 billion	$23.38
$25	$2.83 billion	$33.99
1. Net Present Value calculated using $80 per barrel oil NPV and an after-tax 8% discount rate.

Direct operating costs do not include anticipated royalty payments, which are a function of moly prices. The table below illustrates anticipated royalty cost per pound at different moly price scenarios averaged over the first five years of production.

Spot Molybdenum Price	Royalty per lb Mo
$10	$0.45
$15	$0.83
$20	$1.20
$25	$1.50
$30	$1.80
$35	$2.10

Through work on the Basic Engineering update, the Company is anticipated to be able to access higher grades earlier in the mine plan, which has increased annual anticipated production at Mt. Hope to approximately 40 million pounds per year, on average over the first five years of production. The table below summarizes some key parameters for the Mt. Hope mine based on the completion of the Basic Engineering update.

Average Annual Payable Metals	5 Years	10 Years
Average Mill Grade	0.103%	0.097%
Mill Recovery (%)	87.7	87.3
Leach and Roaster Recovery (%)	99.2	99.2
Total Moly (millions of pounds)	40.1	37.6
Moly production attributable to GMI	32.1	30.1

A conference call will be held on Thursday, November 6, 2008 at 4pm Eastern (2pm Mountain) to discuss the Company’s financing and permitting plans. Call-in information is provided below. Additionally, a listen-only webcast will simultaneously run on the Company’s website, the link to which is provided under the Investors tab.

Conference Call Details
Dial-In Number	800.638.5439
Int'l Dial-In Number	617.614.3945
Passcode	General Moly

Replay Number	888.286.8010
Int'l Replay Number	617.801.6888
Replay Passcode	27443454

General Moly is a U.S.-based molybdenum mineral exploration and development company listed on the American Stock Exchange and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production and its ability to raise required financing, metals price and production volatility, exploration risks and results, and project development risks. For a detailed discussion of risks and other factors that may impact these forward-looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-Q and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly Inc.
Seth Foreman, 303-928-8591 (Investors)
sforeman@generalmoly.com
or
Greg McClain, 303-928-8601 (Business Development)
gmcclain@generalmoly.com
http://www.generalmoly.com
info@generalmoly.com